Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 1-10585 of Church & Dwight Co., Inc. Profit Sharing Plan for Hourly Employees (formerly Church & Dwight Co., Inc. Profit Sharing Plan) on Form S-8 of our report dated June 28, 2007, appearing in the Annual Report on Form 11-K of Church & Dwight Co., Inc. Savings & Profit Sharing Plan for Hourly Employees for the year ended December 31, 2006.

/s/ J.H. Cohn LLP

Roseland, New Jersey

June 28, 2007